As filed with the Securities and Exchange Commission on January 3, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APi Group Corporation

(Exact name of registrant as specified in its charter)

Delaware	98-1510303
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1100 Old Highway 8 NW

New Brighton, MN 55112

(651) 636-4320

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrea M. Fike

General Counsel and Secretary

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, MN 55112

(651) 636-4320

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Flora R. Perez, Esq.

Brian J. Gavsie, Esq.

Grant J. Levine, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Boulevard, Suite 2000

Fort Lauderdale, FL 33301

(954) 765-0500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	45,000,000(1)	$25.165(2)	$1,132,425,000	$104,975.80

(1)

On January 3, 2022 (the “Closing Date”), the selling stockholders acquired an aggregate of 800,000 shares of 5.5% Series B Perpetual Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”) in private transactions. Each share of Series B Preferred Stock will be convertible into a whole number of shares of common stock, par value $0.0001 per share (“Common Stock”), determined by dividing the sum of $1,000 per share of Series B Preferred Stock and any accrued and unpaid quarterly dividends thereon on the conversion date by the then-applicable conversion price. The aggregate of 45,000,000 shares of Common Stock that may be offered for resale by the selling stockholders pursuant to the prospectus contained herein consists of up to (i) 32,520,326 shares of Common Stock issuable upon conversion of the 800,000 shares of Series B Preferred Stock (assuming no accrued and unpaid dividends) held by the selling stockholders based on the conversion price of $24.60 per share and (ii) an estimated 12,479,674 shares of Common Stock that the Registrant may issue as 5.5% per annum dividends on the Series B Preferred Stock that are payable and accrue quarterly (assuming such dividends are paid in shares of Common Stock). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares that may be offered or issued in connection with any stock split, stock dividend, recapitalization, reclassification, merger, consolidation or similar transaction.

(2)

Proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sales price of the Common Stock on the New York Stock Exchange (the “NYSE”) on December 27, 2021.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 3, 2022

PRELIMINARY PROSPECTUS

APi Group Corporation

Up to an aggregate of 45,000,000 shares of Common Stock, consisting of

(i) up to 32,520,326 shares of Common Stock issuable upon conversion of 5.5% Series B Perpetual Convertible Preferred Stock and

(ii) up to 12,479,674 shares of Common Stock issuable upon payment of dividends on

5.5% Series B Perpetual Convertible Preferred Stock

This prospectus relates to the resale from time to time by the selling stockholders named herein or such selling stockholders as may be named in one or more prospectus supplements of up to an aggregate of 45,000,000 shares of common stock, consisting of up to (i) 32,520,326 shares of common stock issuable upon conversion of the 800,000 shares of Series B Perpetual Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”) (assuming no accrued and unpaid dividends) held by the selling stockholders (the “Conversion Shares”) and (ii) an estimated 12,479,674 shares of common stock that we may issue as 5.5% per annum dividends on the Series B Preferred Stock that are payable and accrue quarterly (the “Dividend Shares”).

The selling stockholders may from time to time sell, transfer or otherwise dispose of any or all of the securities offered by this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 10 of this prospectus for more information.

Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “APG.” The closing sale price of shares of our common stock on the NYSE on December 31, 2021 was $25.77 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we nor the selling stockholders have authorized anyone to provide you with different information. The selling stockholders are not making an offer of the securities offered hereby in any state where such offer is not permitted.

The date of this prospectus is                          , 2022.

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or make any representation concerning us, the selling stockholders or the securities to be registered hereunder (other than as contained in this prospectus) and, if any such other information or representation is given or made, you should not rely on it as having been authorized by us. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or as otherwise set forth in this prospectus.

The selling stockholders named herein are offering the securities only in jurisdictions where such offer is permitted. The distribution of this prospectus and the sale of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the securities outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless indicated otherwise, references in this prospectus to “APi,” the “Company,” “we,” “us” and “our” refer to APi Group Corporation and its consolidated subsidiaries.

All references to “this prospectus” refer to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

All references in this prospectus to our “common stock” refer to the common stock of APi, par value $0.0001 per share, all references in this prospectus to our “Series A Preferred Stock” refer to the Series A Preferred Stock of APi, par value $0.0001 per share and all references in this prospectus to our “Series B Preferred Stock” refer to the 5.5% Series B Perpetual Convertible Preferred Stock of APi, par value $0.0001 per share.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can review our electronic filings with the SEC on the SEC’s Internet site at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

We make available free of charge on our website at http://www.apigroupcorp.com our annual report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. The information on this website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto), which documents contain important information about us and our common stock:

Commission Filing (File No. 001-39275)	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2020 initially filed March 24, 2021 and as amended by Form 10-K/A filed November 19, 2021

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2021, June 30, 2021 and September 30, 2021

Current Reports on Form 8-K	January 4, 2021, January 28, 2021, February 19, 2021, February 26, 2021, June 16, 2021, June 22, 2021, July 16, 2021, July 30, 2021, September 8, 2021, September 13, 2021, September 15, 2021, October 6, 2021, October 7, 2021, October 21, 2021, December 20, 2021 and January 3, 2022

Description of common stock	Form 8-A filed on April 27, 2020 pursuant to Section 12(b) of the Exchange Act, including any amendment or reports filed thereafter for the purpose of updating such description

We are also incorporating by reference all additional documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including all such documents filed by us after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 on Form 8-K and Item 9.01 related thereto).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any information incorporated by reference herein is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to us at the following address:

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, Minnesota 55112

Attn: Secretary

Tel: (651) 636-4320

FORWARD-LOOKING STATEMENTS

Certain statements we make in this prospectus and the documents incorporated or deemed to be incorporated by reference herein may constitute “forward-looking statements” within the meaning of the federal securities laws and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding (i) the Company’s beliefs and expectations regarding its business strategies and competitive strengths, and its ability to maintain and advance its market share and position, grow its business organically and through acquisitions, and capitalize on customer demand; (ii) the Company’s beliefs regarding competition, its relative market positioning and the competitive factors in the industries it serves; (iii) the Company’s beliefs regarding its acquisition platform and ability to execute on and successfully integrate strategic acquisitions; (iv) the Company’s beliefs regarding the recurring and repeat nature of its business; (v) the Company’s expectations regarding industry trends and their impact on its business, and its ability to capitalize on the opportunities presented in the markets it serves; (vi) the Company’s intent to continue to grow its business, both organically and through acquisitions, and the Company’s beliefs regarding the impact of its business strategies on its growth; (vii) the Company’s expectations regarding the impact of the COVID-19 pandemic on its business, including the seasonal and cyclical volatility of its business and future financial results, and the precautionary measures the Company is taking in response to the pandemic and the impact of those measures on the Company’s business and future financial results; (viii) the Company’s expectations regarding future capital expenditures; (ix) the Company’s beliefs regarding its ability to pass along commodity price increases to its customers; (x) the Company’s beliefs regarding market risk and its ability to mitigate that risk; (xi) the Company’s plans and beliefs with respect to its leadership development platform; (xii) the Company’s beliefs regarding its customer relationships and plans to grow existing business and expand service offerings; (xiii) the Company’s beliefs regarding the sufficiency of its properties and facilities; (xiv) the Company’s expectations regarding labor matters; (xv) the Company’s beliefs regarding the adequacy of its insurance coverage and at reasonable cost; (xvi) the Company’s expectations regarding the increased costs and burdens of being a public company; (xvii) the Company’s expectations regarding the cost of compliance with laws and regulations; (xviii) the Company’s expectations and beliefs regarding accounting and tax matters; (xix) the Company’s beliefs regarding the sufficiency of its current sources of liquidity to fund its future liquidity requirements, the Company’s expectations regarding the types of future liquidity requirements and its expectations regarding the availability of future sources of liquidity; (xx) the Company’s expectations regarding the acquisition of Chubb’s fire and security business, including the expected benefits of the acquisition and future value creation opportunities; (xxi) the Company’s intent to settle future dividends on Series A Preferred Stock in shares; (xxii) the Company’s assumption as to accrued and unpaid dividends on the Series B Preferred Stock and the number of Conversion Shares; and (xxiii) the Company’s estimate as to the number of Dividend Shares it may issue as a payment-in-kind on the Series B Preferred Stock.

These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. We believe these factors include, but are not limited to, those described under “Risk Factors” in our most recent annual report on Form 10-K, as amended or supplemented by subsequent quarterly reports on Form 10-Q, which have been or will be incorporated by reference into this prospectus, as well as in this prospectus or in any prospectus supplement hereto.

You should also read carefully the factors described or referred to in the “Risk Factors” section of this prospectus and any prospectus supplement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. Any forward-looking statements that we make in this prospectus or any prospectus supplement speak only as of the date of such statement, and, unless required by law, we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE OFFERING

Issuer	APi Group Corporation

Shares of common stock offered for resale by the selling stockholders issuable as Conversion Shares or Dividend Shares	Up to 45,000,000

Common stock outstanding prior to any resale	45,000,000

Use of Proceeds	The selling stockholders will receive all of the proceeds from the sale of any securities sold by it pursuant to this prospectus. We will not receive any proceeds from these sales. See “Use of Proceeds” in this prospectus.

Market for our Common Stock	Our shares of common stock are currently listed on the NYSE.

NYSE Ticker Symbol	“APG”

Risk Factors	Any investment in our securities is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 8 of this prospectus.

THE COMPANY

Overview

We are a market-leading business services provider of safety, specialty and industrial services in over 200 locations in North America and Europe. We provide statutorily mandated and other contracted services to a strong base of long-standing customers across industries. We have a winning leadership culture driven by entrepreneurial business leaders who deliver innovative solutions for our customers.

We believe that our core strategies of driving organic growth and growth through accretive acquisitions, promoting sharing of best practices across all of our businesses and leveraging our scale and services offerings, place us in the position to capitalize on opportunities and trends in the industries we serve, grow our businesses and advance our position in each of our markets. We believe that our diverse customer base, regional approach to operating our businesses, specialty operations in niche markets, strong commitment to leadership development, long-standing customers with a robust reputation in the industries we serve, and strong safety track record differentiate us from our competitors.

We operate our business under three operating segments, which are also our reportable segments:

•

Safety Services – A leading provider of safety services in North America and Europe, focusing on end-to-end integrated occupancy systems (fire protection solutions, HVAC and entry systems), including design, installation, inspection and service of these integrated systems. The work performed within this segment spans across industries and facilities and includes commercial, education, healthcare, high tech, industrial and special-hazard settings.

•

Specialty Services – A leading provider of a variety of infrastructure services and specialized industrial plant services, which include maintenance and repair of critical infrastructure such as underground electric, gas, water, sewer and telecommunications infrastructure. Our services include engineering and design, fabrication, installation, maintenance service and repair, and retrofitting and upgrading. Customers within this segment vary from private and public utilities, communications, healthcare, education, transportation, manufacturing, industrial plants and governmental agencies throughout the United States.

•

Industrial Services – A leading provider of a variety of services to the energy industry focused on transmission and distribution. This segment’s services include pipeline infrastructure, access and road construction, supporting facilities, and performing ongoing integrity management and maintenance.

Recent Developments

Chubb Acquisition

On January 3, 2022, we acquired the Chubb fire and security business (the “Chubb Business”), through the acquisition of Chubb Limited (“Chubb”) for an enterprise value of $3.1 billion, which is comprised of $2.9 billion cash and approximately $200 million of assumed liabilities, and other adjustments (the “Chubb Acquisition”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”), dated July 26, 2021, with Carrier Global Corporation (“Carrier”), Carrier Investments UK Limited (“Seller”) and Chubb.

The cash consideration for the Chubb Acquisition was funded through a combination of cash on hand, the private placement of the Series B Preferred Stock pursuant to the Securities Purchase Agreements and the 2021 Term Loan financing (each described below).

Overview of Chubb Business

Chubb is a full-service provider of fire and electronic security services, including integrated system sales, design, installation, service and monitoring. With an over 200-year history, Chubb is an internationally-recognized brand with approximately 13,000 employees and a presence in 17 countries. Chubb has leading life safety services market positions in France, the U.K., Australia, Canada, Hong Kong and the Netherlands, based on market research.

Like APi, Chubb provides end-to-end services including design and installation, service and maintenance and monitoring through its life safety and security services businesses. Chubb’s life safety services offerings include detection and alarm systems, fire protection equipment, fire suppression systems and water mist systems. Chubb’s security services offerings include integrated security solutions, monitoring, video verification and remote guarding, intruder detection and access control. The Chubb Business enjoys a well-diversified customer mix across geographies, end markets and customer type. For 2020, Chubb’s top six geographic markets accounted for approximately 90% of its revenue.

We believe that the Chubb Business is complementary to our existing life safety business, including the recurring, predictable revenue nature of the business. With a focus on service, according to Chubb’s estimates, historically over 60% of the Chubb Business revenue has been recurring in nature, which we expect will support our goal of increasing the mix of our service revenue as a proportion of net revenues to 50% or greater. We expect that the Chubb Acquisition will increase our safety services offerings.

The Chubb Business supports the customer’s life cycle, including through (1) the design and installation phase which establishes the foundation for future recurring revenue and additional pull-through revenue opportunities through future upgrades and repair, (2) ongoing service, maintenance and updating of systems through multi-year service contracts with recurring revenue opportunities and frequent customer interaction and (3) 24/7 secure remote monitoring through a network of monitoring centers. By committing to an investment in and support of the Chubb team, we expect to drive improvements in the Chubb Business and realize an enhanced financial profile consistent with our existing life safety business.

With its low capital intensive business, strong historical free cash flow conversion and recurring revenue business model, we believe that the Chubb Business offers compelling synergies and will serve as an enhanced services platform for growth and margin expansion, including complementary offerings and cross-selling opportunities among our existing businesses, consistent with our organic growth strategy. We plan to drive operational improvements and reinvest free cash flow, which we expect will lead to increased stockholder value. Following the Chubb Acquisition, we expect our near-term capital allocation plan will focus on deleveraging through an asset-light, high free cash flow conversion operating model and have a goal of returning to below 3.0 times net leverage quickly. There can be no assurance that we will achieve this goal.

We believe that Chubb’s experienced management team fosters a performance and entrepreneurial leadership culture that is aligned with APi’s values and complements our leadership development mindset. We plan to integrate and enhance the combined culture and values to bring out the best of the combined organization.

Private Placement

On January 3, 2022, we issued and sold, for an aggregate purchase price of $800 million, 800,000 shares of our newly created Series B Preferred Stock at a price of $1,000 per share, of which (i) 592,610 shares of Series B Preferred Stock were issued and sold to Juno Lower Holdings L.P. (“Juno”, assignee of Blackstone Juno Holdings L.P. (f/k/a BTO Juno Holdings L.P.)) and 7,390 shares of Series B Preferred Stock were issued and sold to FD Juno Holdings L.P. (“FD Juno”, assignee of Blackstone Tactical Opportunities Fund – FD L.P., and, together with Juno, the “Blackstone Purchasers”), respectively, each an investment vehicle of funds affiliated with Blackstone Inc. (collectively, “Blackstone”), for an aggregate purchase price of $600 million pursuant to a Securities Purchase Agreement, dated as of July 26, 2021 (the “Blackstone Securities Purchase Agreement”) and (ii) 196,000 shares of Series B Preferred Stock were issued and sold to Viking Global Equities Master Ltd. (“VGEM”) and 4,000 shares of Series B Preferred Stock were issued and sold to Viking Global Equities II LP (“VGE” and, together with VGEM, the “Viking Purchasers”, and together with the Blackstone Purchasers, the “Purchasers”) for an aggregate purchase price of $200 million pursuant to a Securities Purchase Agreement, dated as of July 26, 2021 (the “Viking Securities Purchase Agreement” and, together with the Blackstone Securities Purchase Agreement, the “Securities Purchase Agreements”).

In connection with the issuance of shares of Series B Preferred Stock, we are filing a registration statement of which this prospectus forms a part, to register the resale of up to 45,000,000 shares of common stock consisting of up to (i) 32,520,326 shares of common stock issuable as Conversion Shares and (ii) an estimated 12,479,674 shares of common stock issuable as Dividend Shares, to satisfy our obligations under the Registration Rights Agreements entered into with the Purchasers, each dated as of January 3, 2022 (together, “Registration Rights Agreements”). See “Description of Capital Stock—Preferred Stock—Series B Preferred Stock” or a summary of the material terms of the Series B Preferred Stock.

Senior Notes

On October 21, 2021, APi Escrow Corp., a wholly-owned subsidiary of APi Group DE, Inc., a wholly-owned subsidiary of the Company, completed a private offering of $300 million aggregate principal amount of senior notes maturing on October 15, 2029 (“4.750% Senior Notes”), which net proceeds were deposited into an escrow account pending the closing of the Chubb Acquisition. We used the net proceeds from the sale of the 4.750% Senior Notes to finance a portion of the consideration for the Chubb Acquisition.

Term Loan Financing

On December 16, 2021, APi Group DE, Inc., a wholly owned subsidiary of the Company (the “Borrower”), entered into an amendment (the “Amendment”) to the Credit Agreement, dated as of October 1, 2019 and amended on October 22, 2020, by and among the Borrower, the Company, the Company subsidiary guarantors from time to time party thereto, the lenders and letter of credit issuers from time to time party thereto, and Citibank, N.A. as administrative agent and collateral agent (as amended, supplemented or modified from time to time, the “Credit Agreement”). The Amendment provided for, among other things, a $1.1 billion seven-year incremental term loan (the “2021 Term Loan”) and an increase in the revolving credit commitments by $200 million to $500 million. We used the net proceeds from the 2021 Term Loan to finance a portion of the consideration for the Chubb Acquisition.

Corporate Information

Our principal office is located at 1100 Old Highway 8 NW, New Brighton, Minnesota 55112, and our telephone number at that address is (651) 636-4320. We maintain a website at www.apigroupcorp.com where general information about us is available. Information on, or accessible through, our website is not part of this prospectus.

RISK FACTORS

Any investment in our securities is speculative and involves a high degree of risk. You should consider carefully the risk factors contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, filed with the SEC and incorporated herein by reference. Please carefully consider the risk factors described under the heading “Risk Factors” in our most recent annual report on Form 10-K, as amended or supplemented by subsequent quarterly reports on Form 10-Q, which have been or will be incorporated by reference into this prospectus, as well as any risks that may be set forth in this prospectus. You should also carefully consider the information set forth under “Risk Factors” in any applicable prospectus supplement and in our filings with the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, incorporated by reference herein. You should also consider all other information contained in and incorporated by reference into this prospectus or any applicable prospectus supplement before making an investment decision. Additional risks and uncertainties that are currently unknown to us or that we currently consider to be immaterial may also adversely impair our business or adversely affect our financial condition or results of operations. If any of the events described in the risk factors incorporated by reference in this prospectus occurs, our business, financial condition or results of operations could be materially and adversely affected.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any securities by the selling stockholders.

The selling stockholders will receive all of the net proceeds from the sale of any securities under this prospectus. The selling stockholders will pay any underwriting discounts, selling commissions and stock transfer taxes, if any, incurred by the selling stockholders in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus.

SELLING STOCKHOLDERS

This prospectus covers the public resale of the securities owned by the selling stockholders listed in the table below. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Conversion Shares (i.e., shares of common stock issued upon conversion of shares of the Series B Preferred Stock) or any Dividend Shares (i.e., shares of common stock as 5.5% per annum dividends on shares of Series B Preferred Stock that are payable and accrue quarterly) owned by them, but are not obligated to do so. See “Plan of Distribution.” The selling stockholders make no representation that the securities will be offered for sale. The table below presents information regarding the selling stockholders and the securities that they may offer and sell from time to time under this prospectus. For purposes of this prospectus, the selling stockholders include the holders set forth in the table below, as may be amended or supplemented, and their permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of its interests, or the selling stockholders.

In the table below, the number of shares of common stock that may be offered pursuant to this prospectus is calculated based on (i) an assumed conversion of all shares of Series B Preferred Stock outstanding as of January 3, 2022 at a conversion price of $24.60 per share and (ii) an assumed amount of Dividend Shares that may be issued on shares of Series B Preferred Stock as quarterly dividends while the Series B Preferred Stock is outstanding. The number of shares of common stock into which the Series B Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock, and the number of Dividend Shares that may be issued on shares of Series B Preferred Stock, in each case beneficially owned and offered by the selling stockholders pursuant to this prospectus, may increase or decrease from that set forth in the below table and elsewhere in this prospectus.

All information with respect to common stock ownership of the selling stockholders, other than the estimate of the amount of Dividend Shares, has been furnished by or on behalf of the selling stockholders and is as of January 3, 2022. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the table below, the selling stockholders and their affiliates listed in any footnote to the table below have sole voting and dispositive power with respect to the securities reported as beneficially owned by them. Because the selling stockholders may sell some or all of the securities included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities available for resale by this prospectus that will be held by the selling stockholders in the future. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the securities they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the securities owned beneficially by them and their affiliates listed in any footnote to the table below that are covered by this prospectus.

Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (on an As-Converted Basis)		Number of Shares of Common Stock that May be Offered Hereby (on an As- Converted Basis)	Number of Shares of Common Stock Beneficially Owned After Sale of Shares that May be Offered Hereby(3)	Percentage of Outstanding Shares of Common Stock Beneficially Owned after Sale of Shares that May be Offered Hereby(3)
Juno Lower Holdings L.P.	30,714,542	(1)	30,714,542	—	—
FD Juno Holdings L.P.	383,019	(1)	383,019	—	—
Viking Global Equities Master Ltd.	10,158,536	(2)	10,158,536	—	—
Viking Global Equities II LP	207,317	(2)	207,317	—	—

(1)

Represents (i) 592,610 shares of Series B Preferred Stock, which are initially convertible into 24,089,837 Conversion Shares, directly held by Juno Lower Holdings L.P., and an assumed amount of 6,624,705 Dividend Shares, and (ii) 7,390 shares of Series B Preferred Stock, which are initially convertible into 300,407 Conversion Shares, directly held by FD Juno Holdings L.P., and an assumed amount of 82,612 Dividend Shares.

Juno Holdings Manager L.L.C. is the general partner of Juno Lower Holdings L.P. Blackstone Juno Holdings L.P. is the sole member of Juno Holdings Manager L.L.C. BTO Holdings Manager L.L.C. is the general partner of Blackstone Juno Holdings L.P. Blackstone Tactical Opportunities Associates L.L.C. is the managing member of BTO Holdings Manager L.L.C. BTOA L.L.C. is the sole member of Blackstone Tactical Opportunities Associates L.L.C. Blackstone Holdings III L.P. is the managing member of BTOA L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P.

FD Juno Holdings Manager L.L.C. is the general partner of FD Juno Holdings L.P. Blackstone Tactical Opportunities Fund – FD L.P. is the sole member of FD Juno Holdings Manager L.L.C. Blackstone Tactical Opportunities Associates III – NQ L.P. is the general partner of Blackstone Tactical Opportunities Fund – FD L.P. BTO DE GP – NQ L.L.C. is the general partner of Blackstone Tactical Opportunities Associates III – NQ L.P. Blackstone Holdings II L.P. is the managing member of BTO DE GP – NQ L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P.

Blackstone Inc. is the sole member of each of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities. The address of each of the entities listed in this footnote and Mr. Schwarzman is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

(2)

Represents (i) 196,000 shares of Series B Preferred Stock, which are initially convertible into 7,967,479 Conversion Shares, directly held by Viking Global Equities Master Ltd., and an assumed amount of 2,191,057 Dividend Shares, and (ii) 4,000 shares of Series B Preferred Stock, which are initially convertible into 162,602 Conversion Shares, directly held by Viking Global Equities II LP, and an assumed amount of 44,715 Dividend Shares.

Viking Global Equities Master Ltd. has the power to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, Viking Global Performance LLC, and Viking Global Investors LP which provides managerial services to Viking Global Equities Master Ltd.

Viking Global Equities II LP has the power to dispose of and vote the shares directly owned by it, which power may be exercised by its investment manager, Viking Global Performance LLC, and Viking Global Investors LP, which provides managerial services to Viking Global Equities II LP.

O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of each of Viking Performance LLC and Viking Global Partners LLC, the general partner of Viking Global Investors LP, have shared power to direct the voting and disposition of investments beneficially owned by Viking Global Performance LLC and Viking Global Investors LP. The business address of each of Viking Global Equities Master Ltd. and Viking Global Equities II LP is c/o Viking Global Investors LP, 55 Railroad Avenue, Greenwich, Connecticut 06830.

(3)	Assumes conversion of all shares of Series B Preferred Stock, which shares are not being offered by this prospectus.

Beneficial ownership for the purposes of the table above is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

Material Relationships

Sale of Series B Preferred Stock

On January 3, 2022, we issued and sold, for an aggregate purchase price of $800 million, 800,000 shares of our newly created Series B Preferred Stock at a price of $1,000 per share, of which (i) 600,000 shares of Series B Preferred Stock were issued and sold to the Blackstone Purchasers for an aggregate purchase price of $600 million and (ii) 200,000 shares of Series B Preferred Stock were issued and sold to the Viking Purchasers for an aggregate purchase price of $200 million, in each case pursuant to the Securities Purchase Agreements.

Registration Rights

In connection with the issuance of the Series B Preferred Stock, we are filing a registration statement of which this prospectus forms a part, to register the resale of up to 45,000,000 shares of common stock consisting of up to (i) 32,520,326 shares of common stock issuable as Conversion Shares and (ii) an estimated 12,479,674 shares of common stock issuable as Dividend Shares, to satisfy our obligations under the Registration Rights Agreements. See “Description of Capital Stock—Registration Rights” for additional details regarding the Registration Rights Agreements and other existing registration rights agreements with the holders of the Series B Preferred Stock.

Blackstone Governance Rights

Pursuant to the Blackstone Securities Purchase Agreement, for so long as the Blackstone Purchasers collectively own, of record or beneficially, at least 50% of the Series B Preferred Stock (or Conversion Shares issued upon conversion thereof) issued to them on the closing date, the Blackstone Purchasers will have the right to nominate for election one individual to the board of directors of the Company (the “Series B Director”). Pursuant to this nomination right, the Blackstone Purchasers’ initial nominee to serve as Series B Director, David S. Blitzer, was elected to the board of directors effective following the issuance of the Series B Preferred Stock and the closing of the Chubb Acquisition.

Blackstone Standstill

Pursuant to the Blackstone Securities Purchase Agreement, for so long as the Blackstone Purchasers have the right to nominate an individual for election as the Series B Director, the Blackstone Purchasers will be subject to certain standstill restrictions pursuant to which the Blackstone Purchasers and their affiliates will be restricted, among other things and subject to certain customary exceptions, from (i) acquiring any equity securities, rights or options to acquire any equity securities, or any securities exchangeable for or convertible into equity securities, of the Company, or beneficial ownership thereof (other than the acquisition of the Series B Preferred Stock (including the Dividend Shares and any dividends payable in any other security) or Conversion Shares issuable upon conversion of the Series B Preferred Stock, in each case, in accordance with the terms of the Blackstone Securities Purchase Agreement and the Series B Certificate of Designation (as later defined)); (ii) seeking representation on the Company’s board of directors (beyond their right to elect the Series B Director); (iii) seeking to control or influence the management or policies of the Company (beyond their right to elect the Series B Director); (iv) submitting any stockholder proposal to the Company; and (v) publicly proposing any change of control or other material transaction involving the Company; or supporting or encouraging any person in doing any of the foregoing.

PLAN OF DISTRIBUTION

We are registering up to 45,000,000 shares of common stock consisting of up to (i) 32,520,326 shares of common stock issuable as Conversion Shares and (ii) an estimated 12,479,674 shares of common stock issuable as Dividend Shares. These securities may be offered from time to time by the selling stockholders named in this prospectus. The selling stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling Conversion Shares or Dividend Shares received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the securities on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of securities:

•	to or through underwriters or dealers pursuant to an underwritten resale offering;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the securities they own and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include any donee, pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the securities in other circumstances, in which case the donees, transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the securities offered hereby will be the purchase price of such securities less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the resale of the securities.

The selling stockholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the securities to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We entered into a Registration Rights Agreement with each of the holders of the Series B Preferred Stock to register the Conversion Shares and the Dividend Shares under applicable federal securities laws under specific circumstances and specific times. We will pay all expenses of the registration of the Conversion Shares and Dividend Shares pursuant the applicable Registration Rights Agreement, including, without limitation, SEC filing fees, expenses of compliance with state securities or “blue sky” laws and certain related fees and disbursements of one counsel for the selling stockholders; provided, however, that the selling stockholders will pay all underwriting discounts, selling commissions and stock transfer taxes, if any. We have agreed to indemnify the selling stockholders and underwriters, if any, for the securities, against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the securities offered by this prospectus, in accordance with the applicable Registration Rights Agreement. In addition, the selling stockholders have agreed to indemnify the Company against certain liabilities relating to the information provided by the selling stockholders expressly for use in this prospectus, in accordance with the applicable Registration Rights Agreement.

DESCRIPTION OF CAPITAL STOCK

The following is a description of certain general terms and provisions of our common stock and our current series of preferred stock. This description does not purport to be complete and is subject in all respects to applicable Delaware law and qualified by reference to the provisions of our certificate of incorporation (including, without limitation, the Series B Certificate of Designation (as defined below)) and our bylaws. Copies of our certificate of incorporation (including, without limitation, the certificate of designation governing the Series B Preferred Stock) and bylaws are incorporated by reference herein and will be provided to stockholders upon request. See “Where Can You Find More Information.”

General

The Company’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 7,000,000 shares of preferred stock, par value $0.0001 per share, of which 4,000,000 shares are designated as Series A Preferred Stock and 800,000 shares are designated as Series B Preferred Stock. As of January 3, 2022, we had 232,164,890 shares of common stock, 4,000,000 shares of Series A Preferred Stock and 800,000 shares of Series B Preferred Stock issued and outstanding.

Common Stock

Voting

Except as otherwise required by applicable law or as provided by the certificate of incorporation, including, without limitation, the Series B Certificate of Designation, each holder of common stock is entitled to one vote for each share of common stock owned of record on all matters on which stockholders of the Company are generally entitled to vote. Except as otherwise required by applicable law or as provided by the certificate of incorporation, including matters required to be submitted solely to a vote of the holders of the Series A Preferred Stock or Series B Preferred Stock (or any other series of preferred stock of the Company then outstanding), holders of common stock (as well as holders of any series preferred stock then outstanding and entitled to vote together with the holders of common stock, including the Series A Preferred Stock and Series B Preferred Stock) vote together as a single class on all matters presented to the Company’s stockholders for their vote or approval, including the election of directors. There are no cumulative voting rights with respect to the election of directors or any other matters submitted to a vote of the holders of common stock.

Dividends and distributions

Subject to applicable law and the rights of the holders of Series A Preferred Stock and Series B Preferred Stock and the rights, if any, of the holders of any other series of preferred stock of the Company then outstanding, the holders of common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by the Company’s board of directors from amounts legally available therefor.

Liquidation, dissolution or winding up

Subject to applicable law and the rights, if any, of the holders of any series of preferred stock of the Company then outstanding, including the Series A Preferred Stock and Series B Preferred Stock, in the event of the liquidation, dissolution or winding-up of the Company, holders of our common stock will be entitled to share ratably in proportion to the number of shares of common stock held by them in the assets of the Company available for distribution after payment or reasonable provision for the payment of all creditors of the Company.

Redemption, conversion or preemptive rights

Holders of common stock have no redemption rights, conversion rights or preemptive rights to subscribe to any or all additional issues of shares of capital stock of the Company or securities convertible into capital stock of the Company.

Other provisions

There are no redemption provisions or sinking fund provisions applicable to the common stock.

The designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of our common stock will be subject to, and may be adversely affected by, the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of any series of preferred stock of the Company then outstanding, including the Series A Preferred Stock and Series B Preferred Stock.

Listing

Currently, our common stock is listed on the NYSE under the ticker symbol “APG.”

Preferred Stock

Blank Check Preferred

Under our certificate of incorporation, without stockholder approval, the Company’s board of directors is authorized to create one or more series of preferred stock of the Company (in addition to the Series A Preferred Stock) by resolution, and, with respect to each such series, to determine the number of shares constituting the series and the designations and the powers (including voting powers), preferences and rights, if any, which may include dividend rights, conversion or exchange rights, redemption rights and liquidation preferences, and the qualifications, limitations and restrictions, if any, of the series. The Company’s board of directors may therefore create and issue one or more new series of preferred stock with voting power and preferences and rights that could adversely affect the holders of the Company’s common stock and which could have certain anti-takeover effects. Before the Company may issue any new series of preferred stock, our board of directors will be required to adopt resolutions creating and designating such series of preferred stock and certificate of designations setting forth a copy of such resolutions will be required to be executed, acknowledged and filed with the Secretary of State of the State of Delaware.

Series A Preferred Stock

As of December 31, 2021, the Company had 4,000,000 shares of Series A Preferred Stock issued and outstanding. The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock are set forth in our certificate of incorporation.

Dividends

Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series A Preferred Stock as to dividends (which includes the Series B Preferred Stock) and on parity with the rights, if any, of any series of the Company’s preferred stock then outstanding ranking on parity with the Series A Preferred Stock from and after the Average Price (as defined in our certificate of incorporation) per share of the Company’s common stock (subject to adjustment in accordance with our certificate of incorporation) is $11.50 or more for any ten consecutive trading days, the holders of the Series A Preferred Stock will be entitled to receive, in respect of each Dividend Year (as defined below), in the aggregate, the “Annual Dividend Amount,” which is calculated as follows (the “Annual Dividend Amount”):

A X B, where:

A = an amount equal to 20% of the increase (if any) in the value of a share of the Company’s common stock, such increase calculated as being the difference between (i) the Average Price (as defined in the certificate of incorporation) per share of common stock over the last ten consecutive trading days of the Dividend Year for such Dividend Year (the “Dividend Price”) and (ii) (x) if no Annual Dividend Amount has previously been paid, a price of $10.00 per share of common stock, or (y) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Year (subject to adjustment in accordance with the certificate of incorporation); and

B = 141,194,638 shares, being a number of shares of the Company’s common stock equal to the number of ordinary shares of the Company’s predecessor outstanding immediately following the acquisition of APi Group, Inc. by the Company (the “APi Acquisition”), including any ordinary shares issued pursuant to the exercise of warrants of the Company, but excluding any ordinary shares issued to shareholders or other beneficial owners of APi Group, Inc. in connection with the APi Acquisition, which such number of shares is subject to adjustment as provided in the certificate of incorporation (the “Series A Preferred Dividend Equivalent”).

“Dividend Year” means the Company’s financial year (which may be twelve months or any longer or shorter period) as determined by the Company’s board of directors, except that (i) in the event of the Company’s dissolution, the relevant Dividend Year will end on the trading day immediately prior to the date of dissolution and (ii) in the event of the automatic conversion of shares of Series A Preferred Stock into shares of common stock of the Company, the relevant Dividend Year will end on the trading day immediately prior to the date of such automatic conversion.

The Annual Dividend Amount is payable in shares of the Company’s common stock or cash, as determined by the Company’s board of directors. Each Annual Dividend Amount will be divided between the holders of Series A Preferred Stock pro rata based on the number of Series A Preferred Stock held by them on the last day of the relevant Dividend Year (the “Dividend Date”). If the Company’s board of directors determines to pay the Annual Dividend Amount in shares of common stock, then each holder of a share of Series A Preferred Stock will be entitled to receive such number of whole shares of common stock as is determined by dividing the pro rata amount of the Annual Dividend Amount to which such holders is entitled by the relevant Dividend Price (provided that any fractional shares of common stock due pursuant to such calculation shall not be paid and instead the nearest lower whole number of shares of common stock will be paid).

Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series A Preferred Stock as to dividends (which includes the Series B Preferred Stock) and on parity with the common stock of the Company and any series of preferred stock of the Company ranking on parity with such common stock, (i) a dividend per share of Series A Preferred Stock equal to the product obtained by multiplying the number of shares of common stock into which such shares of Series A Preferred Stock could then be converted, by the dividend payable on each such share of common stock, and (ii) a dividend per share of Series A Preferred Stock equal to the amount determined by dividing an amount equal to 20% of the dividend which would be distributable on such number of shares of common stock equal to the Series A Preferred Dividend Equivalent, by the number of shares of Series A Preferred Stock outstanding.

Automatic Conversion

The Series A Preferred Stock will be automatically converted into shares of the Company’s common stock on a one-for-one basis (subject to adjustment in accordance with the certificate of incorporation) on the last day of the seventh full financial year of the Company following October 1, 2019 (or if such date is not a trading day, the first trading day immediately following such date) (the “Automatic Conversion”).

Optional Conversion

By notice in writing and surrender of the relevant certificate or certificates to the Company, a holder of Series A Preferred Stock will be able to convert some or all of such holder’s Series A Preferred Stock into an equal number of shares of the Company’s common stock (subject to adjustment in accordance with the certificate of incorporation) and, in such circumstances, the shares of Series A Preferred Stock that were subject to such notice will be converted into shares of common stock on the fifth trading day after receipt by the Company of such written notice and certificate or certificates (the “Optional Conversion”). In the event of an Optional Conversion, no relevant portion of the Annual Dividend Amount will be payable in respect of those shares of Series A Preferred Stock that are converted into shares of common stock for the Dividend Year in which the date of the Optional Conversion occurs.

Voting Rights

Each holder of Series A Preferred Stock is entitled to one vote per share of Series A Preferred Stock on all matters on which stockholders of the Company generally are entitled to vote. The holders of Series A Preferred Stock also have the right to vote separately as a single class on any amendment to the certificate of incorporation, whether by merger, consolidation or otherwise, that would alter or change the powers, preferences or rights or the qualifications, limitations or restrictions of the Series A Preferred Stock so as to affect them adversely and as provided by applicable Delaware law.

Series B Preferred Stock

As of January 3, 2022, the Company had 800,000 shares of Series B Preferred Stock issued and outstanding. The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the Series B Preferred Stock are set forth in our certificate of incorporation, which includes the certificate of designation governing the Series B Preferred Stock (the “Series B Certificate of Designation”).

Dividends

Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series B Preferred Stock as to dividends and on parity with the rights, if any, of any series of the Company’s preferred stock then outstanding ranking on parity with the Series B Preferred Stock as to dividends, the holders of Series B Preferred Stock (each, a “Holder” and collectively, the “Holders”) will be entitled to cumulative dividends at a rate of 5.5% per annum on the Liquidation Preference (as defined below), payable quarterly in cash or, if permitted, shares of common stock (“Regular Dividends”). Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series B Preferred Stock as to dividends and on parity with the rights, if any, of any series of the Company’s preferred stock then outstanding ranking on parity with the Series B Preferred Stock as to dividends, the Holders are also entitled to participate in dividends declared or paid on the common stock on an as-converted to common stock basis (the “Participating Dividends”). The Series B Preferred Stock ranks senior to the common stock and Series A Preferred Stock with respect to dividends and upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company (a “Liquidation”). Upon a Liquidation, each share of Series B Preferred Stock will be entitled to receive the greater of an amount per share equal to (a) the sum of $1,000, plus all accrued and unpaid dividends (the “Liquidation Preference”), and (b) the amount that would have been received in respect of such share had it been converted into common stock.

Regular Dividends are declared and paid in either cash or, if permitted, shares of common stock, will be paid to the Holders pro rata based on the number of shares of Series B Preferred Stock held by them on the relevant Regular Dividend Record Date (as defined below). Regular Dividends may be paid in shares of common stock rather than cash, as determined by the Company’s board of directors, only if the Company determines that certain common stock liquidity conditions (including that the shares of common stock issuable are registered pursuant to an effective registration statement under the Securities Act) are satisfied on the relevant Regular Dividend Payment Date (as defined below). If Regular Dividends are paid in shares of common stock, then each Holder will be entitled to receive such number of whole shares of common stock as is determined by dividing the pro rata amount of Regular Dividends to which such Holder is entitled by the average price per share of common stock (determined as provided in the Series B Certificate of Designation) for the period starting on the date that is ten trading days prior to the applicable Regular Dividend Record Date and ending on the business day preceding the applicable Regular Dividend Payment Date (provided that any fractional shares of common stock due pursuant to such calculation shall not be paid and instead the nearest lower whole number of shares of common stock will be paid).

Regular Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. Regular Dividends on each share of Series B Preferred Stock will accrue on the Liquidation Preference of such share as of immediately before the preceding Regular Dividend Payment Date (or, if there is no preceding Regular Dividend Payment Date, on the closing date under the Securities Purchase Agreements).

“Regular Dividend Payment Date” means each March 31, June 30, September 30 and December 31 of each year, beginning on the first of the foregoing dates occurring after the closing date under the Securities Purchase Agreements.

“Regular Dividend Record Date” means the close of business on either: (a) March 15th, in the case of a Regular Dividend Payment Date occurring on March 31st; (b) June 15th, in the case of a Regular Dividend Payment Date occurring on June 30th; (c) September 15th, in the case of a Regular Dividend Payment Date occurring on September 30th; and (d) December 15th, in the case of a Regular Dividend Payment Date occurring on December 31st, or, if such day is not a business day, the first business day following such day.

Mandatory Conversion

The Company may, at its option, effect conversion of all, but not less than all, of the outstanding shares of Series B Preferred Stock to common stock, but only if the volume-weighted average price of the common stock (determined as provided in the Series B Certificate of Designation) for 15 consecutive trading days exceeds 150% of the conversion price equal to $24.60 per share (subject to certain customary adjustments in the event of certain events affecting the price of the common stock) (the “Conversion Price”); provided, however, that the Company may not effect such conversion unless certain common stock liquidity conditions (including that the shares of common stock issuable are registered pursuant to an effective registration statement under the Securities Act) are satisfied with respect to such conversion; provided, further, that such conversion will not apply to any share of Series B Preferred Stock for which a “Fundamental Change” repurchase notice has been delivered and not withdrawn by the holder thereof; provided, further, that the Company may not effect such conversion if it does not have sufficient authorized and unissued and unreserved shares of common stock to effect such conversion.

Optional Conversion

By notice in writing and surrender of the relevant certificate or certificates to the Company, a Holder of Series B Preferred Stock may elect to convert all, or any whole number of shares that is less than all, of such Holder’s Series B Preferred Stock to common stock at the then-applicable Conversion Price, except that such conversion is not permitted if a “Fundamental Change” repurchase notice has been delivered with respect to such share or shares (subject to certain exceptions), such share or shares have been called for redemption (subject to certain exceptions), such share or shares are subject to a mandatory conversion and such notice and surrender is submitted after the close of business on the business day immediately prior to the mandatory conversion date or the Company does not have sufficient authorized and unissued and unreserved shares of common stock to effect such conversion (the “Optional Conversion”). No adjustment will be made to the Conversion Price to account for any accumulated and unpaid Regular Dividends on any shares of Series B Preferred Stock being converted pursuant to an Optional Conversion. In the event that the Optional Conversion occurs after the date fixed to determine the Holders of Series B Preferred Stock entitled to a Regular Dividend or Participating Dividend (the “Record Date”) but before the next payment date, then such dividend will be paid notwithstanding such conversion.

Redemption Rights

The Company may redeem any or all of the Series B Preferred Stock on a date fixed by the Company for redemption that is on or after the five year anniversary of the closing date under the Securities Purchase Agreements for cash in an amount equal to the product of the Liquidation Preference on the close of business on such redemption date and 105%; provided that the Company may not redeem such shares of Series B Preferred Stock unless it has sufficient funds legally available and is permitted under the terms of its indebtedness for borrowed money to effect such redemption and certain common stock liquidity conditions are satisfied on such redemption date.

Right of Holders to Cause Company Repurchase

If a “Fundamental Change” (as defined in the Series B Certificate of Designation to include certain change of control transactions, as sale of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole) or certain de-listing events), a Holder may elect to either (a) convert all or a portion of such Holder’s shares of Series B Preferred Stock into shares of common stock at the then-applicable Conversion Price, effective as of immediately prior to such Fundamental Change, or (b) require the Company to repurchase all or any whole number of such Holder’s shares of Series B Preferred Stock (that have not been converted into shares of common stock) for cash (out of funds legally available therefor) equal to the greater of (i) the sum of the Liquidation Preference, plus the “Make-Whole Amount” determined pursuant to the Series B Certificate of Designation and (ii) the amount such Holder would have received had such Holder exercised such Holder’s option to convert such shares of Series B Preferred Stock into common stock immediately prior to such “Fundamental Change.”

Voting Rights

Subject to applicable law, each holder of a share of Series B Preferred Stock is entitled to vote the number of votes equal to the number of shares of common stock into which such share could be converted on all matters on which stockholders of the Company generally are entitled to vote.

Additionally, the consent of the Holders of a majority of the outstanding voting power of the Series B Preferred Stock, voting separately as a single class, will be required for so long as any shares of the Series B Preferred Stock remain outstanding for (i) amendments to the certificate of designation or the Company’s certificate of incorporation that would alter or change the powers, if any, or the preferences or relative, participating, optional, special or other rights, if any, or the qualifications, limitations or restrictions, if any, thereof, (ii) any increase or decrease of the authorized number of shares of Series B Preferred Stock, (iii) any issuance of shares of Series B Preferred Stock, (iv) the creation of any new class or series of stock of the Company that is senior to, or on parity with, the Series B Preferred Stock, (v) any amendments to the Company’s certificate of incorporation, bylaws or the Series B Certificate of Designation in a manner that adversely affects the Series B Preferred Stock, (vi) any action to deregister or delist the common stock from a national securities exchange, or (vii) the entrance into a transaction with an affiliate of the Company other than on terms no less favorable to the Company than would be obtained in an arms’ length transaction with a bona fide third party, as determined by the board of directors of the Company in its reasonable judgment. In addition, any action that would adversely affect the rights of any Holder in a manner disproportionate to the other Holders will require the consent of such affected Holder.

Preemptive Rights

Under each Securities Purchase Agreement, so long as the applicable Holder holds at least 50% of the Series B Preferred Stock issued to them, at any time the Company makes any non-public offering of any capital stock or securities convertible into capital stock (subject to certain customary exceptions), such Holder shall have the right to acquire from the Company its pro rata portion of the capital stock being offered for the same price and on the same terms being offered. These customary exceptions include (1) issuances to directors, officers and employees, including pursuant to the Company’s equity plans, (2) issuances made as consideration for acquisitions, (3) issuances of securities as a result of a stock split, stock dividend, spin-off, reclassification or reorganization or similar event and (4) securities issued pursuant to the conversion, exercise or exchange of Series B Preferred Stock.

Exclusive Forum

The Company’s certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of us; (2) actions asserting a claim of fiduciary duty owed by any of our directors, officers or employees to us or our stockholder; (3) civil actions to interpret, apply, enforce or determine the validity of the certificate of incorporation or bylaws; or (4) actions asserting a claim governed by the internal affairs doctrine. If the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, the certificate of incorporation provides that the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has personal jurisdiction over the parties. In addition, the certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act.

Registration Rights

Existing Viking Global Investors Registration Rights Agreement

On March 24, 2020, we entered into a registration rights agreement with Viking Global Opportunities Liquid Portfolio Sub-Master LP (“Viking Liquid LP”) to register for resale the 25,000,000 shares of our common stock acquired by Viking Liquid LP in our initial public offering and the 8,333,333 shares of our common stock held by Viking Liquid LP’s as a result of its exercise of 25,000,000 warrants on October 1, 2019 (which shares were subsequently transferred, and registration rights assigned, to Viking Liquid LP’s affiliate, Viking Global Opportunities Illiquid Investments Sub-Master LP (“Viking Opportunities Fund”). Pursuant to the registration rights agreement, we filed with the SEC a registration statement registering the resale of such common stock. In addition, pursuant to the registration rights agreement, if we propose to register any shares of common stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in certain excluded registrations), we will register all of the shares that the Viking Opportunities Fund requests to be included in such registration (subject to customary cutbacks if the underwriters determine that less than all of the shares requested to be registered can be included in such offering).

Registration Rights Agreements with the Purchasers

In connection with the issuance of the Series B Preferred Stock, on January 3, 2022, we entered into Registration Rights Agreements with the Purchasers. We are filing the registration statement to satisfy our obligations under the Registration Rights Agreement to register the resale of the Conversion Shares and Dividend Shares.

In addition, pursuant to the Registration Rights Agreement, if we propose to register any shares of common stock under the Securities Act in connection with the public offering of such securities solely for cash, we will register all of the shares that the Purchasers request to be included in such registration (subject to customary cutbacks if the underwriters determine that less than all of the shares requested to be registered can be included in such offering). We will use commercially reasonable efforts to cause the registration statement of which this prospectus is a part or a subsequent registration statement to be continuously effective and usable for so long as any registrable securities remain outstanding.

The holders also have the right under each Registration Rights Agreement to request one or more underwritten offerings, so long as the anticipated gross proceeds of such underwritten offering is not less than $25 million (unless such holders are proposing to sell all of their remaining registrable securities, in which case no such minimum gross proceeds threshold shall apply), and the holders have the right to request unlimited non-underwritten shelf take-downs. We will not be obligated to effect more than two underwritten offerings for a particular Purchaser during any 12 month period.

In addition, we agreed, among other things, to use commercially reasonable efforts to (i) file with the SEC in a timely manner all reports and other documents required under the Exchange Act and (ii) furnish certain information as may be requested by the Purchasers as to our compliance with the reporting requirements of the Exchange Act. The Registration Rights Agreements also contain customary indemnities.

Our obligations under the Registration Rights Agreements will terminate as to a particular Purchaser when all shares that are registrable under the Registration Rights Agreements are no longer held by such Purchaser.

Indemnification of Directors and Officers

Under the General Corporation Law of the State of Delaware (the “DGCL”), a Delaware corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Such a provision may not eliminate or limit the liability of a director for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the willful or negligent payment of unlawful dividends or purchases or redemptions of shares of stock, or (iv) transactions from which such director derived an improper personal benefit. The Company’s certificate of incorporation includes a provision providing that directors of the Company shall not be liable to the Company or our stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption or limitation is not permitted by the DGCL.

The DGCL also provides that a Delaware corporation has the power to indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee of another entity, against reasonable expenses (including attorneys’ fees) and, in actions not brought by or in the right of the corporation, judgments, fines and amounts paid in settlement, in each case, actually and reasonably incurred in connection with such action, suit or proceeding, but only if such person acted in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may not be made if such person is adjudged liable to the corporation (unless otherwise determined by the court in which such action, suit or proceeding was brought or the Delaware Court of Chancery). In addition, under Delaware law, to the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her. Furthermore, under Delaware law, a Delaware corporation is permitted to maintain directors’ and officers’ insurance.

The Company’s bylaws require the Company to indemnify any person who is or was a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding described above by reason of the fact that such person is or was a director of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another entity, to the fullest extent permitted by law. The Company’s bylaws also require the Company to pay the legal expenses (including attorneys’ fees) of any such person in defending any such action, suit or proceeding in advance of its final disposition subject, in the case of present directors and officers, to the provision by such director or officer of an undertaking to repay the amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise.

Anti-Takeover Effects of Delaware Law and the Certificate of Incorporation and Bylaws

Delaware law and the Company’s certificate of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring the Company, even if the acquisition would be beneficial to our stockholders.

Pursuant to the certificate of incorporation, our board of directors have the authority to create one or more series of preferred stock of the Company (in addition to the Series A Preferred Stock and Series B Preferred Stock) and to fix the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of shares of such new series of preferred stock of the Company and to issue shares of such series without a stockholder vote, which could be used to dilute the ownership of a hostile acquiror.

Pursuant to the certificate of incorporation, our board of directors have the power to amend the bylaws of the Company, which may allow our board of directors to take certain actions to prevent an unsolicited takeover.

The Company is also subject to Delaware law prohibiting the Company from engaging in any “business combination” with an “interested stockholder” for a period of three years subsequent to the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

•

at or after the person becomes an interested stockholder, the business combination is approved by our board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the Company not owned by the interested stockholder.

For purposes of Delaware law, an “interested stockholder” generally is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) directly or indirectly beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated or associated with such entity or person.

For purposes of Delaware law, a “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. This Delaware law could prohibit or delay mergers or other takeover or change of control attempts with respect to the Company and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Computershare Trust Company, N.A.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A., Fort Lauderdale, Florida, and counsel for any underwriters or agents, if any, will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of APi Group Corporation and subsidiaries as of December 31, 2020 and 2019 (Successor), the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the years ended December 31, 2020 and 2019 (Successor), period from January 1, 2019 through September 30, 2019, and the year ended December 31, 2018 (Predecessor), and the related notes (collectively, the consolidated financial statements) have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements makes reference to a change in method of accounting for leases as of January 1, 2019 due to the adoption of FASB Accounting Standard Codification (Topic 842) Leases.

The audited historical financial statements of Chubb Fire & Security Group (A Business of Carrier Global Corporation) incorporated in this prospectus by reference to APi Group Corporation’s Current Report on Form 8-K filed on September 13, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby:

Amount to be paid
SEC Registration Fee	$104,976
Accounting Fees and Expenses	*
Legal Fees and Expenses	*
Miscellaneous	*

Total	$104,976

*	The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities.

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may be amended. This provision in the Company’s certificate of incorporation does not eliminate the directors’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director of the Company may be subject to personal liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other applicable law, such as the United States federal securities laws or state or federal environmental laws.

The Company’s bylaws also provide that the Company is required to indemnify and advance expenses to its present and former officers and directors to the fullest extent permitted by applicable law.

The Company maintains directors’ and officers’ liability insurance for its directors and officers. Further, the Company has entered into director and officer indemnification agreements, pursuant to which the Company agreed to additional indemnification and advancement procedures and protections for its directors and certain of its executive officers.

Item 16. Exhibits.

The following exhibits are filed or incorporated by reference as part of this registration statement.

Exhibit No.	Description
2.1#	Stock Purchase Agreement by and between Carrier Global Corporation, Carrier Investments UK Limited, Chubb Limited and APi Group Corporation dated as of July 26, 2021 (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K (File No. 001-39275) filed with the SEC on July 30, 2021).

3.1	Certificate of Incorporation of APi Group Corporation (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-4 effective May 1, 2020 (File No. 333-237553)).

3.2	Bylaws of APi Group Corporation (incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-4 effective May 1, 2020 (File No. 333-237553)).

3.3	Certificate of Designation of 5.5% Series B Perpetual Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-39275) filed with the SEC on January 3, 2022).

4.1	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-4 (File No. 333-237553) filed on April 2, 2020).

5.1*	Opinion of Greenberg Traurig, P.A.

10.1#	Securities Purchase Agreement by and among APi Group Corporation, Blackstone Juno Holdings L.P. (f/k/a BTO Juno Holdings L.P.) and Blackstone Tactical Opportunities Fund – FD L.P. dated as of July 26, 2021 (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K (File No. 001-39275) filed with the SEC on July 30, 2021).

10.2#	Securities Purchase Agreement by and among APi Group Corporation, Viking Global Equities Master Ltd. and Viking Global Equities II LP dated as of July 26, 2021 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-39275) filed with the SEC on July 30, 2021).

10.3	Registration Rights Agreement, by and among APi Group Corporation, Juno Lower Holdings L.P. and FD Juno Holdings L.P., dated as of January 3, 2022 (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K (File No. 001-39275) filed on January 3, 2022).

10.4	Registration Rights Agreement, by and among APi Group Corporation, Viking Global Equities Master Ltd., and Viking Global Equities II LP, dated as of January 3, 2022 (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K (File No. 001-39275) filed with the SEC on January 3, 2022).

23.1*	Consent of KPMG LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page to this registration statement).

*	Filed herewith.
#

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K and the Company agrees to furnish supplementally to the SEC a copy of any omitted schedules or exhibits upon request.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by such undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Brighton, State of Minnesota, on January 3, 2022.

API GROUP CORPORATION

By:	/s/ Russell Becker
Name:	Russell Becker
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of APi Group Corporation hereby severally constitutes and appoints Russell Becker, Kevin Krumm and Andrea Fike, as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all pre-and post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Russell Becker Russell Becker	President and Chief Executive Officer (principal executive officer)	January 3, 2022

/s/ Kevin Krumm Kevin Krumm	Executive Vice President and Chief Financial Officer (principal financial officer)	January 3, 2022

/s/ Andrew Cebulla Andrew Cebulla	Vice President, Controller and Chief Accounting Officer (principal accounting officer)	January 3, 2022

/s/ Sir Martin E. Franklin Sir Martin E. Franklin	Co-Chairman of the Board	January 3, 2022

/s/ James E. Lillie James E. Lillie	Co-Chairman of the Board	January 3, 2022

/s/ Ian G. H. Ashken Ian G. H. Ashken	Director	January 3, 2022

/s/ David S. Blitzer David S. Blitzer	Director	January 3, 2022

Lord Paul Myners	Director

/s/ Thomas V. Milroy Thomas V. Milroy	Director	January 3, 2022

/s/ Anthony E. Malkin Anthony E. Malkin	Director	January 3, 2022

/s/ Cyrus D. Walker Cyrus D. Walker	Director	January 3, 2022

/s/ Carrie A. Wheeler Carrie A. Wheeler	Director	January 3, 2022